Exhibit 10.5

HIPCRICKET, INC.

2014 EQUITY INCENTIVE PLAN

STOCK OPTION GRANT NOTICE

Hipcricket, Inc. (the "Company") hereby grants to you an Option (the "Option") to purchase shares of the Company's Common Stock under the Company's 2014 Equity Incentive Plan (the "Plan").  The Option is subject to all the terms and conditions set forth in this Stock Option Grant Notice (this "Grant Notice") and in the Stock Option Agreement and in the Plan, which are attached to and incorporated into this Grant Notice in their entirety.  Capitalized terms not defined in this Grant Notice but defined in the Plan have the same definitions as in the Plan.

Participant:

Grant Date:

Vesting Commencement Date:

Number of Shares Subject to Option:

Exercise Price (per Share):

Option Expiration Date:

Type of Option:

Vesting and Exercisability Schedule (subject to continued employment or service):
Additional Terms/Acknowledgement:  You acknowledge receipt of, and understand and agree to, this Grant Notice, the Stock Option Agreement and the Plan.  You further acknowledge that as of the Grant Date, this Grant Notice, the Stock Option Agreement and the Plan set forth the entire understanding between you and the Company regarding the Option and supersede all prior oral and written agreements on the subject.

HIPCRICKET, INC.	PARTICIPANT

By:
Its:	Signature

Date:
Address:

Attachments:
1. Stock Option Agreement

HIPCRICKET, INC.

2014 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

Pursuant to your Stock Option Grant Notice (the "Grant Notice") and this Stock Option Agreement (this "Agreement"), Hipcricket, Inc. (the "Company") has granted you an Option under its 2014 Equity Incentive Plan (the "Plan") to purchase the number of shares of the Company's Common Stock indicated in your Grant Notice (the "Shares") at the exercise price indicated in your Grant Notice.  Capitalized terms not defined in this Agreement but defined in the Plan have the same definitions as in the Plan.

The details of the Option are as follows:

1. Vesting and Exercisability.  Subject to the limitations contained herein, the Option will vest and become exercisable as provided in your Grant Notice, provided that vesting will cease upon your Termination of Service and the unvested portion of the Option will terminate.

2. Securities Law Compliance.  Notwithstanding any other provision of this Agreement, you may not exercise the Option unless the Shares issuable upon exercise are registered under the Securities Act or, if such Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.  The exercise of the Option must also comply with other applicable laws and regulations governing the Option, and you may not exercise the Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

3. Independent Tax Advice.  You should obtain tax advice prior to exercising the Option and prior to the disposition of the Shares.

4. Method of Exercise.  You may exercise the Option by giving written notice to the Company, in form and substance satisfactory to the Company, which will state your election to exercise the Option and the number of Shares for which you are exercising the Option.  The written notice must be accompanied by full payment of the exercise price for the number of Shares you are purchasing.  You may make this payment in any combination of the following:  (a) by cash; (b) by check acceptable to the Company; (c) if permitted by the Plan Administrator, by having the Company withhold shares of Common Stock that would otherwise be issued on exercise of the Option that have a Fair Market Value on the date of exercise of the Option equal to the exercise price of the Option; (d) if permitted by the Plan Administrator, by using shares of Common Stock you already own; (e) if the Common Stock is registered under the Exchange Act and to the extent permitted by law, by instructing a broker to deliver to the Company the total payment required, all in accordance with the regulations of the Federal Reserve Board; or (f) by any other method permitted by the Plan Administrator.

5. Treatment Upon Termination of Employment or Service Relationship.  The unvested portion of the Option will terminate automatically and without further notice immediately upon your Termination of Service, provided that the Option will become fully vested and exercisable in the event of your Termination of Service by reason of death or Disability.

You may exercise the vested portion of the Option as follows:

(a) General Rule.  You must exercise the vested portion of the Option on or before the earlier of (i) three months after your Termination of Service and (ii) the Option Expiration Date;

(b) Disability.  In the event of your Termination of Service due to Disability, you must exercise the vested portion of the Option on or before the earlier of (i) one year after your Termination of Service and (ii) the Option Expiration Date;

(c) Death.  In the event of your Termination of Service due to your death, the vested portion of the Option must be exercised on or before the earlier of (i) one year after your Termination of Service and (ii) the Option Expiration Date.  If you die after your Termination of Service but while the Option is still exercisable, the vested portion of the Option may be exercised until the earlier of (x) one year after the date of death and (y) the Option Expiration Date; and

(d) Cause.  The vested portion of the Option will automatically expire at the time the Company first notifies you of your Termination of Service for Cause, unless the Plan Administrator determines otherwise.  If your employment or service relationship is suspended pending an investigation of whether you will be terminated for Cause, all your rights under the Option likewise will be suspended during the period of investigation.  If any facts that would constitute termination for Cause are discovered after your Termination of Service, any Option you then hold may be immediately terminated by the Plan Administrator.

It is your responsibility to be aware of the date the Option terminates.

6. Limited Transferability.  During your lifetime only you can exercise the Option.  The Option is not transferable except by will or by the applicable laws of descent and distribution.  The Plan provides for exercise of the Option by a beneficiary designated on a Company-approved form or the personal representative of your estate.  Notwithstanding the foregoing, the Plan Administrator, in its sole discretion, may permit you to assign or transfer the Option, subject to such terms and conditions as specified by the Committee.

7. Withholding Taxes.  As a condition to the exercise of any portion of the Option, you must make such arrangements as the Company may require for the satisfaction of any federal, state, local or foreign  tax withholding obligations that may arise in connection with such exercise.

8. Limitation on Payments under Certain Circumstances.

(a) Notwithstanding any other provision under this Agreement, in the event that you become entitled to receive or receive any payments or benefits under an Award or under any other plan, agreement, program or arrangement with the Company or any Related Company (collectively, the "Payments"), that may separately or in the aggregate constitute "parachute payments" within the meaning of Section 280G of the Code and the Treasury regulations promulgated thereunder ("Section 280G") and it is determined that, but for this Section 8(a), any of the Payments will be subject to any excise tax pursuant to Section 4999 of the Code or any similar or successor provision (the "Excise Tax"), the Company shall pay to you either (i) the full amount of the Payments or (ii) an amount equal to the Payments reduced by the minimum amount necessary to prevent any portion of the Payments from being an "excess parachute payment" (within the meaning of Section 280G) (the "Capped Payments"), whichever of the foregoing amounts results in the receipt by you, on an after-tax basis (with consideration of all taxes incurred in connection with the Payments, including the Excise Tax), of the greatest amount of Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax.  For purposes of determining whether you would receive a greater after-tax benefit from the Capped Payments than from receipt of the full amount of the Payments and for purposes of Section 8(c) below (if applicable), you shall be deemed to pay federal, state and local taxes at the highest marginal rate of taxation for the applicable calendar year.

(b) All computations and determinations called for by Sections 8(a) and (c) shall be made and reported in writing to the Company and you by a third-party service provider selected by the Company (the "Tax Advisor"), and all such computations and determinations shall be conclusive and binding on the Company and you.  For purposes of such calculations and determinations, the Tax Advisor may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and you shall furnish to the Tax Advisor such information and documents as the Tax Advisor may reasonably request in order to make their required calculations and determinations.  The Company shall bear all fees and expenses charged by the Tax Advisor in connection with its services.

(c) In the event that Section 8(a) applies and a reduction is required to be applied to the Payments thereunder, the Payments shall be reduced by the Company in a manner and order of priority that provides you with the largest net after-tax value; provided that payments of equal after-tax present value shall be reduced in the reverse order of payment.  Notwithstanding anything to the contrary herein, any such reduction shall be structured in a manner intended to comply with Section 409A of the Code.

9. Option Not an Employment or Service Contract.  Nothing in the Plan or this Agreement will be deemed to constitute an employment contract or confer or be deemed to confer any right for you to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate your employment or other relationship at any time, with or without Cause.

10. No Right to Damages.  You will have no right to bring a claim or to receive damages if you are required to exercise the vested portion of the Option within three months (one year in the case of Disability or death) of your Termination of Service or if any portion of the Option is cancelled or expires unexercised.  The loss of existing or potential profit in the Option will not constitute an element of damages in the event of your Termination of Service for any reason even if the termination is in violation of an obligation of the Company or a Related Company to you.

11. Binding Effect.  This Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.

12. Section 409A Compliance.  Notwithstanding any provision in the Plan or this Agreement to the contrary, the Plan Administrator may, at any time and without your consent, modify the terms of the Option as it determines appropriate to avoid the imposition of interest or penalties under Section 409A of the Code; provided, however, that the Plan Administrator makes no representations that the Option will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the Option.